Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the 30th day of June, 2004, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”; collectively with State Street the “Buyer”), and Federated Services Company, a Pennsylvania corporation (the “Seller”). The Buyer and the Seller are sometimes referred to herein individually as a “Party” and collectively, as the “Parties”.

PREAMBLE

The Seller, through its wholly-owned subsidiary, Federated Shareholder Services Company (the “Federated Transfer Agent”), provides transfer agency services to certain investment companies that are registered under, or exempt from the registration requirements of, the Investment Company Act of 1940 as set forth in Exhibit A (the “Funds”).

This Agreement contemplates a transaction in which the Seller will sell to Buyer, and the Buyer will purchase from Seller, substantially all of the assets and certain of the obligations of the Business (as hereinafter defined).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows.

ARTICLE I

DEFINITIONS

1.1. Definitions. As used in this Agreement, the following terms shall have the meanings specified in this Section 1:

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“ARGOS System” means the software and other rights provided under and pursuant to (i) the System and License Agreement dated as of August 27, 2002 and (ii) Extended Software Maintenance Agreement dated as of February 24, 2003, each between Seller and ARGOS Computer Systems, Inc.

“Assignment of Contracts” shall mean an agreement in form and substance substantially similar to the assignment of contracts attached hereto as Exhibit B.

“Assignment of Rockland Lease” shall mean an assignment and assumption of the Rockland Lease and consent of the landlord thereto among Buyer, Seller and the landlord under the Rockland Lease substantially in the form attached hereto as Exhibit F.

“Assumed Liabilities” has the meaning set forth in Section 2.1 hereof.

“Books and Records” means all books and records necessary for the conduct of the Business and created, generated and/or maintained by Seller (other than those required by law to be retained by the Seller, copies of which will be made available to the Buyer) including, without limitation, transaction records, valuation data and prospectuses, sales literature, shareholder records, employee manuals, personnel records, supply records, inventory records and correspondence files.

“Bundled Services Agreement” means an agreement between Seller, or an Affiliate, and a Proprietary Fund, that requires the provision of transfer agency services in addition to other services such as administrative or fund accounting services.

“Business” means that portion of the Seller’s business of acting as transfer agent for, and providing transfer agency services to, the Funds, as currently conducted and as is designated as Buyer’s responsibility on the functionality matrix attached hereto as Exhibit C.

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Benefit Plans” has the meaning set forth in Section 4.3(b)(iv) hereof.

“Buyer Pre-Closing Processing” has the meaning set forth in Section 4.1(e) hereof.

“BFDS” has the meaning set forth in the preface above.

“BFDS Hire Date” has the meaning set forth in Section 4.3(a)(ii) hereof.

“Closing” has the meaning set forth in Section 2.1(a) hereof.

“Closing Date” has the meaning set forth in Section 2.1(a) hereof.

“COBRA Coverage” has the meaning set forth in Section 4.3(g) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Employment” has the meaning set forth in Section 4.3(a)(ii).

“Confidential Information” means any and all:

(a) trade secrets and proprietary business information of or relating exclusively to a Party and its Affiliates, including but not limited to information relating to technology and know-how, performance data, frequent trade monitoring processes, strategic plans, market studies, marketing and sales plans, proposals, cost and pricing information including but not limited to recordkeeping fee amounts, competitive analyses, financial projections and budgets, all records and information relating to employees, information relating to relationships with clients and vendors, client lists and any and all non-public personal information regarding the customers and/or consumers of a Party; and

(b) notes, analyses, compilations, studies, summaries and other material prepared by or for the other Party containing or based, in whole or in part, on any information included in the foregoing.

“Deductible” has the meaning set forth in Section 6.2(a) hereof.

“Deductible Limit” has the meaning set forth in Section 6.2(a) hereof.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Equipment” means the equipment and other tangible personal property listed on Schedule 1.1(A).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code §414.

“Excluded Assets” shall mean the assets of that portion of the Seller’s business of acting as transfer agent for, and providing transfer agency services to, the Funds which are not being transferred to Buyer pursuant to the terms of this Agreement, including without limitation, the Federated Funds TA Agreement, all Shareholder Services Agreements, all Recordkeeping Agreements, all Mutual Fund Sales and Service Agreements, the North Hills Lease, any and all contracts relating to such North Hills Lease and the premises covered thereby, the FI Tools, the SunGard Recovery Services Agreement, the phone systems and voicemail systems located at the Rockland Property, any furniture, equipment and inventory located at the premises covered by the North Hills Lease and the Restricted Contracts (for so long as they continue to be Restricted Contracts).

“Federated Funds” means those Funds that are advised by an Affiliate of Seller.

“Federated Funds TA Agreement” means Sections Three and Five of that certain Amended and Restated Agreement for Fund Accounting Services, Administrative Services, Transfer Agency Services and Custody Services Procurement, dated as of March 1, 1996, as amended and restated as of September 1, 1997 under and pursuant to which the Federated Transfer Agent renders transfer agency services to the Federated Funds.

“Federated Pre-Closing E-Mail” has the meaning set forth in Section 4.1(e) hereof.

“Federated Transfer Agent” has the meaning set forth in the Preamble hereto.

“Federated TA Employees” has the meaning set forth in Section 4.3(a)(i) hereof.

“Federated 401(k) Plan” has the meaning set forth in Section 4.3(b)(i) hereof.

“FI Tools” means certain proprietary software and systems of Seller or its Affiliates and identified on Schedule 1.1(B) hereto.

“Funds” has the meaning set forth in the Preamble hereto.

“Greater Vacations Schedule” has the meaning set forth in Section 4.3(c) hereof.

“Hiring Criteria” has the meaning set forth in Section 4.3(a)(ii) hereof.

“Indemnified Party” has the meaning set forth in Section 6.4(a) hereof.

“Indemnifying Party” has the meaning set forth in Section 6.4(a) hereof.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) patents, (d) trademarks, (e) copyrights, (f) software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice, (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (k) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“IRA Fee” means the annual fee payable by shareholders of the Funds in respect of individual retirement accounts maintained in the Funds for and on behalf of such shareholders.

“Knowledge” means, in the case of Seller, the actual knowledge, after reasonable inquiry, of the persons listed on Schedule 1.1(C), and, in the case of Buyer, the actual knowledge, after reasonable inquiry, of the persons listed on Schedule 1.1(D).

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

“Liability” means any liability, losses, claims, damages, expenses (including reasonable attorneys’ fees and accountants’ fees) (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License Agreement” means a license agreement, substantially in the form of Exhibit D, with respect to the use by Buyer of the FI Tools.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceedings, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Business that, individually or in the aggregate with any other circumstances, changes in, or effect on the Business is materially adverse to the business, operations (including employee relationships, customer relationships or supplier relationships), assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of the Business.

“Material Contracts” means all material contracts relating to the Business (other than those which are Excluded Assets) and which are listed on Schedule 1.1(E).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Mutual Fund Sales and Service Agreements” shall mean all agreements entered into by Seller and/or its Affiliates contracting for, among other things including but not limited to, sales services, the provision of shareholder and/or administrative services to shareholders of the Funds.

“New Proprietary Funds TA Agreement” means, with respect to a Proprietary Fund that has a Bundled Services Agreement, a contract directly between Buyer or its Affiliate and the relevant Proprietary Fund, on terms identical to the terms regarding the provision of transfer agency services under the Bundled Services Agreement.

“New TA Agreement” means an agreement, in form and substance substantially similar to the transfer agency services agreement attached hereto as Exhibit E, between the Federated Funds and State Street.

“North Hills Lease” means that certain Lease Agreement dated as of February 12, 1999 between Zell Two Inc., as landlord, and Seller, as tenant, which provides for a lease of Parcel “F” in the Second Revised Radice Office Park Plan recorded in the Office of the Recorder of Deeds of Allegheny County, Pennsylvania in Plan Book 134, pages 82 and 83 upon which is erected a five (5) story office building known as Pittsburgh Office and Research Park, Building

II, whose address is 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237, paved parking areas and related improvements, as more particularly described therein.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Period of Restriction” means a period of eighteen (18) months from and after the Closing Date.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prior Pension Plan” has the meaning set forth in Section 4.3(b)(i).

“Proprietary Funds” means each Fund, or family of Funds, advised by an entity other than an Affiliate of Seller.

“Proprietary Funds TA Agreement” means each agreement identified on Schedule 1.1(F) hereto, including for this purpose, all Bundled Services Agreements, under and pursuant to which the Federated Transfer Agent provides transfer agency services to a Proprietary Fund.

“Purchase Price” means $2,050,000, payable in immediately available funds.

“Recordkeeping Agreements” shall mean all agreements entered into by Seller and/or Affiliates with holders of omnibus accounts in the Funds contracting for the provision of recordkeeping and/or sub-accounting services.

“Required ARGOS Amendments” shall have the meaning set forth in Section 4.2(g) hereof.

“Restricted Contract” has the meaning set forth in Section 4.2(b) hereof.

“Retention Eligible Employees” has the meaning set forth in Section 4.3(f) hereof.

“Retention Plans” has the meaning set forth in Section 4.3(e) hereof.

“Rockland Lease” means that certain Lease dated as of August 15, 1995 between Seller, as tenant, and Louis J. Grossman and Harry H. Blackey, as Trustees of Rockland Haverstraw Trust Landlord, as landlord, which provides for a lease of approximately 50,400 rentable square feet in a building known as 1099 Hingham Street, Rockland, Massachusetts.

“Rockland Property” means that certain land and building thereon known as 1099 Hingham Street, Rockland, Massachusetts.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Shared Resource” means the joint use by both BFDS and Seller of the ARGOS System.

“Shareholder Services Agreements” means all agreements entered into by Seller and/or its Affiliates contracting for the provision of shareholder and/or administrative services to shareholders of the Funds.

“STI Sub-Contracts” means (i) that certain Sub-Contract dated of even date herewith by and between Seller and BFDS providing for the performance by BFDS of certain obligations of Seller under and pursuant to that certain Agreement for Shareholder Recordkeeping dated as of August 2, 1995 by and between Seller and STI Classic Variable Trust, and (ii) that certain Sub-Contract dated of even date herewith by and between Seller and BFDS providing for the performance by BFDS of certain obligations of Seller under and pursuant to that certain Agreement for Shareholder Recordkeeping dated as of February 16, 1994 by and between Seller and STI Classic Funds.

“State Street” has the meaning set forth in the preface above.

“Sub-Contracts” means the STI Sub-Contracts and the TexPool Sub-Contract.

“SunGard Recovery Services Agreement” means that certain Recovery Services Agreement between SunGard Recovery Services LP and Seller dated on and as of September 1, 2003 with respect to certain “recovery services”, as defined therein, to be provided by SunGard for the benefit of Seller.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“TexPool Sub-Contract” means that certain Sub-Contract dated of even date herewith by and between Seller and BFDS providing for the performance by BFDS of certain obligations of Federated Investors, Inc. under and pursuant to that certain Agreement dated as of June 10, 2002 by and between Federated Investors, Inc. and Lehman Brothers Inc., allocating certain responsibilities between those parties as to the joint obligations of such parties under and pursuant to that certain Investment Management and Related Services Agreement dated December 21, 2001.

“Third Party Claim” has the meaning set forth in Section 6.4(a) hereof.

“Transfer Agency Assets” means the assets of the Business (other than Excluded Assets) which are listed on Schedule 1.1(G).

“Transferred Employees” has the meaning set forth in Section 4.3(a)(ii) hereof.

“WARN Act” has the meaning set forth in Section 4.3(f) hereof.

ARTICLE II

TRANSFER OF TRANSFER AGENCY OPERATIONS

2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer against payment of the Purchase Price and assumption by the Buyer of the obligations of Seller under the Material Contracts (other than those which are Excluded Assets), as described on Schedule 1.1(E), accruing on and after the Closing Date (the “Assumed Liabilities”), the Transfer Agency Assets, but excluding the Excluded Assets. The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Buyer shall not assume or have any responsibility for, any and all Liabilities of the Seller other than the Assumed Liabilities (the “Excluded Liabilities”).

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania, 15219, commencing at 9:00 a.m. local time on such date on or before June 30, 2004 as the conditions set forth in Article V shall have been satisfied or waived (the “Closing Date”).

(b) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5(a) hereof, (ii) the Buyer will deliver to the Seller the Purchase Price and the various certificates, instruments, and documents referred to in Section 5(b) hereof.

(c) Other Deliveries. The IRA Fee for the calendar year 2004 shall be apportioned between the Parties hereto as of the Closing Date, with Seller entitled to an amount apportioned to the period through the Closing Date and Buyer entitled to an amount apportioned to the period following the Closing Date. Promptly upon receipt thereof, Buyer shall remit to Seller its share of the IRA Fee for the calendar year 2004, which share shall be determined in accordance with the foregoing sentence. The obligation contained in this Section 2.1(c) shall survive the Closing.

(d) Other Prorations. All expenses with respect to the Business shall be prorated between the Parties based on the full amount of the latest available bills or statements on the basis of a three hundred sixty-five (365) day calendar year as of the Closing Date. All such expenses attributable to the Business through the Closing Date shall be the obligation of Seller; all such expenses attributable to the Business following the Closing Date shall be paid by and be the obligation of Buyer. To the extent that any such expense is not discovered or the actual amount thereof is not known prior to the Closing, the Parties shall cooperate with one another so that Buyer and Seller each pays its appropriate share of the expense, depending upon whether such expense relates to the period before or after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER AND BUYER

3.1. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date.

(a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) Noncontravention. Except for the consent of other parties to the Material Contracts listed on Schedule 3.1(f), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Transfer Agency Assets is subject.

(d) Brokers’ Fees. The Seller has not taken any action to create any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, and acknowledges that the satisfaction of any such Liability or obligation shall be the sole and exclusive obligation of Seller.

(e) Transfer Agency Assets.

(i) Seller, or an Affiliate of Seller, has title to, or a leasehold interest in, the Transfer Agency Assets free of any Security Interest which could reasonably be expected to interfere with the use by Buyer of such Transfer Agency Assets in the manner currently used by Seller.

(ii) The Transfer Agency Assets, together with the Excluded Assets and the Shared Resources, constitute all the assets Seller has used to conduct the business of acting as transfer agent for, and providing transfer agency services to, the Funds, as presently conducted.

(f) Material Contracts; Sub-Contracts.

(i) Except as disclosed on Schedule 1.1(E), the Seller has delivered or made available to the Buyer true, correct and complete copies of all Material Contracts.

(ii) To the best of Seller’s Knowledge (A) all Material Contracts which constitute Transfer Agency Assets are in full force and effect and are legally binding and enforceable by and against the Seller and the other parties thereto, subject to the express terms of such contracts and the possibility that enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights and (2) principles of equity, and (B) neither Seller, nor any other Person to any of such Material Contracts is in violation thereof or in default thereunder. Except as set forth on Schedule 3.1(f), (A) each Material Contract is freely and fully assignable to the Buyer without penalty or other adverse consequences and no consent of or notice to any third party (the “Consents”) is required in order to validly assign and transfer the Material Contracts to Buyer and (B) Seller has the ability to enter into the Sub-Contracts without penalty or other adverse consequences and no consent of or notice to any third party is required in order to validly enter into such Sub-Contracts. The Seller has not received notice of default by the Seller under any of the Material Contracts and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Seller thereunder. To the knowledge of the Seller, none of the other parties to any of the Material Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. The Seller has not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts, nor does it have knowledge of any facts or circumstances that could reasonably be expected to lead to any such cancellation, revocation or termination.

(iii) Except to the extent Consents are not obtained prior to the closing, the continuation, validity and effectiveness of the Material Contracts under the current terms thereof will in no way be affected by the execution of this Agreement and the other Documents or the consummation of the transactions contemplated herein and therein.

(g) Litigation. Except as disclosed on Schedule 3.1(g), there is no litigation or, to the Knowledge of Seller, investigation pending or, to the Knowledge of the Seller, threatened against, or otherwise adversely affecting, the Business or the Transfer Agency Assets or rights of Seller relating thereto, before any court or governmental authority. The Seller is not subject to any outstanding litigation or order, which, individually or in the aggregate, would (i) prevent, hinder or delay the Seller from consummating the transactions contemplated by this Agreement or (ii) call into question the validity of this Agreement or any action taken or to be taken pursuant hereto.

(h) Taxes. (i) All returns and reports in respect of Taxes required to be filed with respect to the Seller or, if a separate return or report is filed by the Business, the Business have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any governmental authority and, to the Knowledge of the Seller, no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller or (insofar as either relates to the activities or income of the Seller or the Business or could result in Liability of the Seller on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with the Seller on a consolidated or combined basis; (vi) there are no Tax Liens on any assets of the Business; (vii) none of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code § 280G; (viii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(i) Seller Employee Benefit Plans. Seller has not incurred any liability with respect to Transferred Employees (other than normal claims for benefits) under any provisions of ERISA or other applicable law relating to any Employee Benefit Plan maintained by, contributed to or sponsored by Seller. Each Employee Benefit Plan maintained by, contributed to or sponsored by Seller has, in all material respects, been established, maintained and administered in compliance with its terms and materially complies, both in form and operation, with the applicable provisions of ERISA, the Code and other applicable Laws. Neither any Seller nor any ERISA Affiliate of Seller has ever sponsored, participated in, maintained or contributed to any plan or arrangement subject to Title IV of ERISA or Section 412 of the Code or a Multiemployer Plan, and Seller has never had any liability with respect to any such plan sponsored or maintained by Seller or an ERISA Affiliate. Neither Seller nor any ERISA Affiliate have ever sponsored, contributed to, maintained or participated in a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code and neither any Seller nor any ERISA Affiliate has any liability associated with such type of Employee Benefit Plan. No Employee Benefit Plan maintained by, contributed to or sponsored by Seller provides benefits, including, without limitation, death or medical benefits (through insurance or otherwise) with respect to Transferred Employees beyond their retirement or other termination of service other than coverage mandated by applicable law, or pursuant to an Employee Benefit Plan whose existence has been disclosed to Buyer. No Employee Benefit Plan maintained by, contributed to or sponsored by Seller which is a group health plan, as described in Section 5000(b)(1) of the Code, is self-insured, other than a plan providing dental coverage. No Employee Benefit Plan liability, contingent or otherwise, shall affect any of the Transfer Agency Assets, including, but not limited to, subjecting such Transfer Agency Assets to attachment, forfeiture, seizure, liquidation or use as collateral.

(j) Hazardous Waste. To the best of Seller’s knowledge, other than contamination to the adjoining property from an upstream abutter, it is not aware of any hazardous or toxic materials or substances present nor has it released the same in premises that Seller leases pursuant to the terms of the Rockland Lease (other than customary solvents or other materials used in the cleaning and maintenance of the building or in the operation of its business).

3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date.

(a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated, and acknowledges that the satisfaction of any such Liability or obligation shall be the sole and exclusive obligation of Buyer.

ARTICLE IV

COVENANTS

4.1. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing and, to the extent provided herein, thereafter.

(a) General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article V hereof).

(b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations (including license agreements), consents, and approvals required to be obtained by it to carry out the transactions contemplated by this Agreement including, without limitation, approvals of governments, governmental agencies and parties to Material Contracts, in connection with the matters referred to in Sections 3.1(b), (c), (f) and 3.2(b) above.

(c) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all Books and Records, premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business. The Buyer will, and will cause each of its representatives involved to agree to, treat and hold as such any Confidential Information it receives from the Seller or any Affiliates thereof in the course of the reviews contemplated by this Section 4.1(c), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return, and will cause each such representative to return, to the Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession and any descriptions thereof prepared by or for the Buyer;

(d) Conduct of the Business Prior to the Closing. The Seller covenants and agrees that, between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless the Buyer shall otherwise agree in writing, the Seller shall conduct the Business only in the Ordinary Course of Business consistent with past practice. By way of elaboration, and without in any way limiting, the preceding sentence, the Seller shall use commercially reasonable efforts to (i) preserve intact the business organization of the Seller and the business organization, properties, assets and rights of the Business, (ii) keep available the services of the present officers, employees and consultants of the Seller, (iii) maintain in effect all Material Contracts and to preserve the present relationships of the Seller with Funds, customers, licensees, suppliers and other persons with which the Seller has business relations, and (iv) maintain, with financially sound and reputable insurers, insurance for the Transfer Agency Assets and the Business against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated; provided, however, that for the avoidance of doubt it is expressly acknowledged and agreed that, with respect to any Proprietary Funds as to which Seller shall have received a notice of termination of the relationship with Seller as of the date hereof, Seller shall not be deemed to be in breach of the foregoing covenants.

(e) Early System Conversion. The parties hereto acknowledge and agree that certain limited systems conversions will be initiated prior to the Closing Date, including the following: (i) the incoming and outgoing e-mail of certain Federated TA Employees will be housed on and processed through Buyer’s systems and servers (the “Federated Pre-Closing E-Mail”), and (ii) certain employees of Buyer will be permitted to process transactions in the Funds using unique identification numbers assigned to them for training purposes by Seller (the “Buyer Pre-Closing Processing”). Buyer and Seller agree to deal in good faith with one another with respect to these matters and to take all reasonable steps to mitigate any risk to the other associated with such activities. Buyer hereby covenants and agrees that it shall surrender to Seller within sixty (60) days after the Closing Date, all Federated Pre-Closing E-Mail.

4.2. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VI hereof). Without limitation of the foregoing, to the extent that any contract which should have been assigned to Buyer as part of the Transfer Agency Assets is not assigned to Buyer at Closing, promptly after becoming aware of such contract, Seller shall provide a copy of such contract to Buyer for its review. In the event that Buyer elects to accept an assignment of any such contract, the Parties shall cooperate with one another to execute an assignment with respect thereto in form and substance substantially similar to the Assignment of Contracts.

(b) Transfer of Economic Benefit.

(i) The transactions contemplated by this Agreement shall not constitute an assignment, assumption or transfer of any of the Material Contracts to the extent that such assignment, assumption or transfer, without a necessary consent or approval of a third party, would be ineffective or would constitute default under, or other contravention of, the provisions of any Material Contract or applicable law or give rise to any right of acceleration of any obligation thereunder or to any right to termination thereof and such consent or approval shall not have been obtained prior to the Closing Date (any such Material Contract, a “Restricted Contract”). No later than July 1, 2004, Seller shall prepare and deliver to Buyer a list of those Material Contracts determined to be Restricted Contracts as of such date.

(ii) With respect to any Restricted Contract, on the Closing Date, Buyer shall, if and to the extent permitted by applicable law or the applicable Material Contract, assume the responsibility of Seller, to supervise, manage, administer and otherwise discharge the duties of Seller with respect to such Restricted Contract until the requisite consents and approvals are obtained (or any relevant Material Contract is amended to provide) for Buyer to assume Seller’s rights, privileges and powers thereunder. Upon the receipt of such consent or approval (or the amendment of such Material Contracts), Buyer will assume Seller’s rights, privileges and powers thereunder in accordance with the terms of this Agreement and such Restricted Contract shall constitute a transferred Material Contract for all purposes of this Agreement. As compensation for acting as agent of Seller, with respect to any Restricted Contract pursuant to this Section 4.2(b), Buyer shall be entitled to all fees and other revenues owing Seller, in respect thereof.

(iii) Seller and Buyer shall each cooperate and use their respective commercially reasonable efforts to maintain good relations with any obligees or other counterparties in connection with any Restricted Contract with respect to which Buyer acts as Seller’s agent under this Section 4.2(b) and shall not (A) sell, sublease, transfer, assign or otherwise dispose of any rights related to such Restricted Contract or (B) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of any rights related to such Restricted Contract or authorize any of their officers, directors, agents or affiliates to solicit or encourage, or fail to notify the others promptly following their receipt of any such inquiry or proposal.

(iv) After the close of business on the Closing Date, Buyer shall, promptly upon obtaining knowledge thereof, give Seller notice of any default or event of default under or with respect to any Restricted Contract. In so acting, with respect to any Restricted

Contract as to which notice has been given in accordance with the preceding sentence, Buyer, while any default is continuing, will continue to act only pursuant to written instructions from Seller; provided, that Buyer shall not have any liability for any act taken or omission made in accordance with such instructions or as a result of Seller or Seller failing timely to give such instructions.

(v) Each of Buyer and Seller shall furnish to the other and the other’s authorized agents and representatives such financial and operating data and other information with respect to the Restricted Contracts with respect to which Buyer then acts as agent for Seller pursuant to this Section 4.2(b) as either of them shall reasonably request.

(vi) Seller shall take all actions reasonably requested by Buyer to enforce Seller’s rights under any Restricted Contract including, without limitation, the assertion of any claim against a party to such Restricted Contract or the assignment of any such claim to Buyer.

(vii) Buyer and Seller shall cooperate and use commercially reasonable efforts after the Closing Date to obtain any approvals or consent required to transfer each Restricted Contract, including, upon consummation of the ARGOS Amendments (or at such later date as shall be agreed to by the parties), a transfer of the ARGOS System.

(viii) Without limitation on the foregoing, in the case of any Restricted Contract that is transferred to Buyer subsequent to the Closing Date and then shall constitute a transferred Transfer Agency Asset, Seller shall insure that Buyer obtains the benefits of each such Transfer Agency Asset, which would have been available to Buyer had Buyer acquired such Transfer Agency Asset as of the Closing Date rather than when such Transfer Agency Asset was actually acquired by Buyer. Notwithstanding the foregoing, Seller shall have no obligation to insure the performance of any party to any Restricted Contract, or the value thereof as the same may fluctuate from time to time in accordance with the terms of such Restricted Contract.

(ix) With respect to any Restricted Contract as to which Seller and Buyer reasonably believe prior to or on the Closing Date that necessary consents and approvals will not be forthcoming after the Closing Date, or that Buyer would be unable to receive such benefits, such Restricted Contract shall not be a Transfer Agency Asset for purposes of this Agreement.

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor or supplier to, or person with any other business relationship with, the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Business prior to the Closing. Neither party will take any action with respect to a Shared Resource that would have any detrimental impact on the ability of the other party to continue to enjoy the benefits of the Shared Resources.

(d) Confidentiality. From and after the date hereof, each Party will hold in confidence, and will use its reasonable best efforts to cause all of its Affiliates, officers, employees, and agents to hold in confidence, all Confidential Information of the other Party and not disclose (including without limitation any disclosure to any Affiliate which competes with the disclosing party), publish or use the same other than for the purposes of this Agreement;

provided, however, that the foregoing restriction shall not apply to any portion of the foregoing which (i) becomes generally available to the public in any manner or form, through no fault of the receiving party, (ii) is or became available to the receiving party without obligation of confidence from a source, other than the other party, having a legal right to disclose such information, (iii) is released for disclosure with the disclosing party’s express prior written consent, or (iv) is required to be disclosed by a governmental entity, is required to be disclosed by Law or order or is necessary to be disclosed in order to establish rights in this Agreement or any other agreement referred to herein (in the event of any such disclosure, the receiving party shall furnish to the disclosing party such advance notice with respect thereto as is reasonably possible in order that the disclosing party may seek a protective order with respect to disclosure or take such other or further action as may, in the reasonable opinion of the disclosing party, be considered by the disclosing party to be desirable in order to preclude or limit disclosure thereof).

(e) Non-Solicitation. From the date hereof until the Closing Date and, thereafter, during the Period of Restriction, the Parties hereto agree as follows:

(i) Except as contemplated in Section 4.3(a) of this Agreement with respect to Buyer, neither Seller nor Buyer (or any of their Affiliates) shall, directly or indirectly, (A) solicit, encourage, facilitate or induce any agent, sales representative, current or former employee, or consultant of the other party or any of such party’s Affiliates to breach any agreement or contract with, or discontinue his, her or its business relationships with such party or its Affiliates or (B) hire or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of the other party or any of such party’s Affiliates on the Closing Date, except with the prior written consent of such party.

(ii) The Parties acknowledge that damages alone shall not be an adequate remedy for any breach of the covenants contained in this Section 4.2(e) and, accordingly, the Parties agree that, in addition to any other remedies which the non-breaching party may have, the non-breaching party shall be entitled to injunctive relief in accordance with the provisions of Section 6.3 of this Agreement for any breach or threatened breach of any such covenant by the other Party hereto and to any other equitable remedies that a court may award, including without limitation an extension of the Period of Restriction equal to the period during which any such violation occurs.

(iii) As long as the New TA Agreement is in full force and effect, Seller shall not engage, directly or indirectly, in any business, without the prior written consent of Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money, or render financial or other assistance to or participate in or be connection with, as a partner, stockholder, consultant, director, officer, agent, employee, or otherwise, any Person that competes with the Business; provided, however, that, for the purposes of this Section, the following activities shall not be deemed to be in violation of this Section: (i) owning securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market (ii) any involvement in a business that competes with Buyer that results from an acquisition by or of Seller or an Affiliate of Seller and (iii) the provision of transfer agency services to any Proprietary Fund (A) as to which notice of termination has been received as of the date hereof and (B) which cannot reasonably be transferred to Buyer.

(f) Invoices. In the event that Buyer receives an invoice or other demand for payment for goods or services provided to the Business prior to the Closing which is not included in the Assumed Liabilities, Buyer shall deliver such documentation to Seller and Seller shall remit payment in respect of such documentation directly to the issuer thereof within thirty (30) days of receipt by Seller. In the event that Seller receives an invoice or other demand for payment that relates to a period following the Closing, Seller shall deliver such documentation to Buyer and Buyer shall remit payment in respect of such documentation directly to the issuer thereof within thirty (30) days of receipt by Buyer.

(g) ARGOS System. Seller covenants and agrees as follows with respect to the ARGOS System:

(i) Seller will, promptly upon the Closing, pursue an amendment to the applicable contracts under which access to the ARGOS System is provided, to (A) require ARGOS to provide for maintenance of existing security procedures, (B) require ARGOS to maintain existing security procedures, in the form they exist prior to any update, upgrade, enhancement or other modification of the ARGOS System, following any such update, upgrade, enhancement or other modification of the ARGOS System, and (B) provide for the ability to test such security procedures from time to time, including following any update, upgrade, enhancement or modification to the ARGOS System (collectively, the items referred to in this subsection (g)(i) shall hereinafter be referred to as the “Required ARGOS Amendments”);

(ii) Seller shall not request or permit any update, upgrade, enhancement or other modification to the ARGOS System unless and until the Required ARGOS Amendments are documented to the reasonable satisfaction of BFDS; and

(iii) Seller shall not execute any transfer documentation relative to the ARGOS System unless and until the Required ARGOS Amendments are in full force and effect in a written and binding agreement.

(h) Books and Records. To the extent that Buyer has not required the physical delivery of hard copy Books and Records (due to the fact that the same exist in some electronic medium, or for any other reason), but later requires access to such Books and Records, Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all Books and Records still maintained by Seller with respect to the Business.

(i) Termination of DST Agreements. Buyer will, promptly after the Closing, procure and deliver a termination agreement, duly authorized and executed by DST Systems, Inc., or its affiliate, as appropriate (“DST”) with respect to the obligations of Seller under and pursuant to (i) that certain Service Agreement dated March 1, 1994 by and between Seller and DST under and pursuant to which DST provides terminal and data transmission access to the TA2000 System and (ii) that certain Remote Service Agreement dated December 1, 1998 by and between Seller and DST Technologies, Inc. under and pursuant to which DST Technologies, Inc. licenses proprietary work management software known as the automated work distributor.

4.3. Covenants Relating to Federated TA Employees.

(a) Employees.

(i) Pre-Closing Date. As soon as administratively possible following the execution of this Agreement, the Seller shall (i) prepare and deliver to the Buyer a Schedule 4.3(a) of those persons working for the Business at its Rockland location who are both available for employment by the Buyer and in satisfaction of the Hiring Criteria hereinafter described (the “Federated TA Employees”), together with the following information for each of the Federated TA Employees: name, employer, business location, job title, exempt/non-exempt status; current salary or hourly wage rate; accrued vacation; service date (or adjusted service date) for Employee Benefit Plan participation and such other personnel information related to the Business (other than performance appraisals, medical information and other personnel records subject to privacy protections under Law) as the Buyer may reasonably request; and (ii) provide the Buyer with reasonable access to the Federated TA Employees, at times and locations to be mutually agreed upon; both (i) and (ii) being for the purpose of enabling the Buyer to cause Federated TA Employees to be provided with the benefits described in this Section 4.3.

(ii) Post-Closing Date. As of the Closing, the Buyer shall make offers of Comparable Employment to all Federated TA Employees; which offers may be contingent upon such Federated TA Employee being employed by Federated on the Closing Date, or, with respect to Federated TA Employees who are on an approved leave of absence on the Closing Date, the date of their return to work from such approved leave of absence (“Return to Work Date”). Each Federated TA Employee who accepts such an offer of Comparable Employment effective as of the day immediately following the Closing Date, or with respect to Federated TA Employees who are on an approved leave of absence on the Closing Date, the date immediately following the Return to Work Date (the “BFDS Hire Date”) shall be referred to as the “Transferred Employees”. For purposes of this Agreement, persons working for the Business satisfy the “Hiring Criteria” only if they: are not subject to a written warning nor on a written plan for improvement or other formal disciplinary action; satisfy any finger-printing, background checks or other employment standards applicable to similarly situated new employees of Buyer; and, with respect to any such persons who were formerly employed by the Buyer, are not otherwise ineligible to be re-employed by Buyer under Buyer’s policies as in effect on the date hereof. For purposes of this Agreement, an offer of “Comparable Employment” shall mean an offer of employment: at base wages or salaries no less favorable than the wages or salaries currently being paid by the Business to the Federated TA Employee; in a position or job that is consistent with the Federated TA Employee’s skills, training and work experience; and at a location within a 30 mile radius of the location where such Federated TA Employee is employed immediately prior to the Closing. Such offers of Comparable Employment shall be for “at will” employment and nothing shall limit Buyer’s ability to terminate any Transferred Employee at any time for any reason, or to change their terms and conditions of employment; including, but not limited to, the levels of compensation and pension, welfare and/or fringe benefit plans, programs or arrangements in effect after the BFDS Hire Date. Actions undertaken by the Buyer under this Section 4.3(a) shall not be deemed to constitute a violation of the provisions of Section 4.2(e)(i) of this Agreement with respect to Buyer.

(iii) Prior Service Credit. Except as otherwise expressly provided in this Section 4.3, Transferred Employees shall be given credit for all service with the Seller and its ERISA Affiliates under all ongoing Buyer Benefit Plans or other employment related benefits including, but not limited to, sick leave, vacation, and severance benefits, for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual. No service credit shall be given to Transferred Employees nor entitle a Transferred Employee to retroactively participate in any Buyer Benefit Plan that has been frozen, grandfathered or is otherwise not open to newly hired similarly situated employees of Buyer with no past service credit. No service credit shall be given to Transferred Employees for purpose of Buyer’s service award program.

(b) Benefits Plans.

(i) Seller’s Employee Benefit Plans. With respect to the Seller’s Employee Pension Benefit Plans, effective 12:01 a.m. as of their BFDS Hire Date, all Transferred Employees shall: (A) cease to accrue benefits under any Employee Pension Benefit Plan established or maintained by Seller or an ERISA Affiliate (“Prior Pension Plan”); (B) cease to participate in an Employee Benefit Plan which is not an Employee Pension Plan established or maintained by Seller or an ERISA Affiliate . Transferred Employees shall be entitled to receive their vested interests, if any, under any Prior Pension Plan in accordance with the terms and conditions of such Prior Pension Plan. Notwithstanding clauses (A) and (B) in this Section 4.3(b)(i), after the Closing Date, Seller shall take all action necessary to cause those Federated TA Employees who accept an offer of Comparable Employment and become Transferred Employees in accordance with Section 4.3(a) to have their service with BFDS after the Closing Date to be taken into account for purposes of determining the vested portion of their interest under the Federated 401(k) Plan. Moreover, Buyer agrees to track hours of service worked for each Transferred Employee and to send such information to Seller at Seller’s request to enable Seller to credit the Federated 401(k) Plan accounts of the Transferred Employees post Closing Date. Other than sending such information to Seller, Buyer will have no obligations to the Seller or the Transferred Employees with respect to the Federated 401(k) Plan.

(ii) Buyer’s Profit Sharing Plan. With respect to the Buyer’s Profit Sharing Plan, which has a 401(k) feature, it is the intention of the Parties that all Transferred Employees will be immediately eligible to participate in Buyer’s Profit Sharing Plan. Transferred Employees shall be given credit for all years of service credited with the Seller and its ERISA Affiliates under Buyer’s Profit Sharing Plan. The service credit given is for purposes of eligibility, vesting and service related level of benefits, but no such service credit shall entitle a Transferred Employee to retroactively participate in the Profit Sharing Plan. Except as otherwise provided in Section 4.3(b)(iii) with respect to “rollover” contributions from the Federated 401(k) Plan, the Buyer’s Profit Sharing Plan shall not be required to accept a transfer of assets or liabilities from any Prior Pension Plan.

(iii) Rollovers from the Federated 401(k) Plan. With respect to “rollovers” from the Federated 401(k) Plan, Buyer shall take any and all necessary action to cause the trustee of Buyer’s profit sharing/401(k) plan to accept a direct “rollover” of all or a portion of a Transferred Employee’s distribution (excluding securities and any participant loans) from the Federated 401(k) Plan if requested by a Transferred Employee to do so. In addition, Buyer shall offer short-term loans, subject to Buyer’s normal credit policies, to any Transferred Employee whose account under the Federated 401(k) Plan includes a plan loan which will default as a result of the consummation of the transactions contemplated by this Agreement. Such loans offered by Buyer shall be provided to such Transferred Employees not later than sixty (60) days following the Closing Date.

(iv) Buyer’s Benefit Plan. With respect to the Buyer’s group health plan within the meaning of Code Section 4980B(g)(2) (“Buyer’s Benefit Plans”), it is the intention of the Parties that all Transferred Employees will be immediately eligible to participate in the Buyer’s Benefit Plans established or maintained by Buyer for its employees who are similarly situated to the Transferred Employees. The Buyer shall waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Transferred Employees under Buyer’s Benefit Plans. In addition, no Buyer Benefit Plan shall be required to accept a transfer of assets or liabilities from any of Seller’s Benefit Plans nor be required to credit any prior service of any Transferred Employee for purposes of determining benefit accruals.

(c) Vacation. Notwithstanding anything in this Section 4.3 to the contrary, for the calendar year ending December 31, 2004, Buyer shall provide Transferred Employees with the greater of: (i) the days of vacation to which they were entitled under the Employee Benefit Plans of Seller on the day before the Closing Date; or (ii) the days of vacation to which similarly situated employees of Buyer are entitled under the terms and conditions of Buyer’s then existing Buyer’s Benefit Plans (the “Greater Vacation Schedule”); provided, however, that Transferred Employees shall not be permitted to accumulate or carry over unused vacation; and provided, further, that, except to the extent required by applicable Law, in no event shall Buyer or Seller be required to compensate Transferred Employees for any unused vacation. For purposes of determining the vacation benefit for the 2004 calendar year, any vacation taken during the period January 1, 2004 through the Closing Date shall reduce the total vacation benefit otherwise provided during the period from the Closing Date through December 31, 2004. On and after January 1, 2005, (x) Transferred Employees credited with twenty (20) or more years of service under Seller’s vacation policies on the day before the Closing Date or whose Seller job title was at or above the level of Assistant Vice President shall continue to be provided with the Greater Vacation Schedule; and (y) all other Transferred Employees shall be provided with the days of vacation to which similarly situated employees of Buyer are entitled under the terms and conditions of Buyer’s then existing Buyer’s Benefit Plans.

(d) Severance Benefits. In the event that the employment of any Transferred Employee is terminated by Buyer prior to December 31, 2005 other than for “cause” as defined below or as a result of the Transferred Employee’s voluntary resignation, Buyer shall either: (i) continue the base wage or salary of such Transferred Employee through December 31, 2005; or (ii) cause such Transferred Employee to receive a salary continuation benefit under Buyer’s Benefit Plan providing for severance pay; whichever produces the greater aggregate cash benefit. For purposes of this Section 4.3(d), the term “cause” shall mean the willful engaging by a Transferred Employee in conduct that such Transferred Employee would reasonably understand to be demonstrably injurious to Buyer, monetarily or otherwise, including, but not limited to:

(w) the commission of an act of fraud, embezzlement, or theft constituting a felony; (x) the willful and continued failure, neglect or refusal to substantially perform his or her duties; (y) the commission of an act (or the failure to take an action) intentionally against the interests of Buyer, including, without limitation, conduct that constitutes an activity which competes with Buyer or (z) any act that violates the Buyer’s employment policies.

(e) Retention Plans. Seller will establish, but not fund, such retention programs (the “Retention Plans”) as it, after consultation with Buyer, determines to be necessary or appropriate to encourage those Federated TA Employees mutually identified by Seller and Buyer and listed on Schedule 4.3(f) (the “Retention Eligible Employees”) to both: accept an offer of Comparable Employment with Buyer effective as of the BFDS Hire Date; and continue in the employment of Buyer until December 31, 2004. Subject to mutual agreement of the Parties, the total amount available for payments under such Retention Plans shall not be less than 15% of the aggregate base wages or salaries of the Retention Eligible Employees. Amounts earned under the Retention Plans shall be made in two payments; with one-half (½) of the total amount being paid to the Retention Eligible Employees on September 30, 2004; and the remaining one-half (½) being paid to those Retention Eligible Employees on December 31, 2004; provided that the Retention Eligible Employees remain in the active employment of Buyer as of such dates. Buyer shall assume the Retention Plans on and after the Closing Date and shall be solely responsible for administering the Retention Plans and for making all required payments to all eligible Retention Eligible Employees.

(f) WARN Act. The Buyer and the Seller do not anticipate the issuance of any notices pursuant to the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101, et. seq., and similar local laws (the “WARN Act”) with respect to the Federated TA Employees. Notwithstanding the foregoing, the Seller agrees to timely perform and discharge all requirements under the WARN Act for the notification of Federated TA Employees arising from the sale of the Business to the Buyer up to and including the Closing Date. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act for the notification of its Transferred Employees.

(g) COBRA Coverage. Notwithstanding anything in this Section 4.3 to the contrary, Seller shall offer continued coverage under its Employee Benefit Plans which constitute “group health plans” in accordance with the requirements of Code Section 4980B(f) (“COBRA Coverage”) to all TA Employees (and their eligible spouses and beneficiaries) whose employment is terminated and who incur a “loss of coverage” within the meaning of Treasury Regulation Section 54.4980B-4, Q&A-1(c), as a result of the consummation of the transactions contemplated by this Agreement without regard to whether any such TA Employees become Transferred Employees. Notwithstanding the offer of COBRA Coverage described in the preceding sentence, it is the intention of the Parties that all TA Employees who become Transferred Employees will be immediately eligible for coverage under Buyer’s group health plans as of the Closing Date.

ARTICLE V

CLOSING CONDITIONS

5.1. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3.1 above shall be true and correct in all material respects when made and at and as of the Closing Date;

(ii) the Seller shall have performed and complied in all material respects with all of its covenants to be performed or complied with hereunder on or before the Closing;

(iii) the Seller shall have procured all of the authorizations, third party consents and approvals required to be obtained by it pursuant to Section 4.1(b) hereof (except with respect to Restricted Contracts), which shall be on terms that will not result in any material economic cost to Buyer, other than consents with respect to Material Contracts the failure to obtain which consents shall not, taken as a whole, result in a Material Adverse Effect;

(iv) no events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated by the Buyer, to give rise to any Material Adverse Effect.

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer acquire the Transfer Agency Assets;

(vi) (A) the Seller shall have entered into (1) the Assignment of Rockland Lease, (2) a termination of the Federated Funds TA Agreement, (3) an amendment to each Proprietary Funds TA Agreement that is fashioned as a Bundled Services Agreement, (4) an assignment of each Proprietary Funds TA Agreement that is not fashioned as a Bundled Services Agreement, (5) an Assignment of Contracts with respect to all Material Contracts, subject to sub-Section (iii) above, (6) the License Agreement, (7) the Sub-Contracts, (8) a bill of sale with respect to all other Transfer Agency Assets other than the Excluded Assets, and (9) a letter agreement setting forth the terms on which the Shared Resource will be made available and (B) the Proprietary Funds with a Bundled Services Agreement shall have each entered into a duly authorized and approved New Proprietary Funds TA Agreement;

(vii) the Board of Directors/Trustees of the Federated Funds shall have duly authorized and approved the New TA Agreement and the Federated Funds shall have entered into the New TA Agreement;

(viii) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 5(a)(i) through (vii) is satisfied in all respects; and

(ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

(x) Seller shall have delivered to Buyer the following:

(A) (1) a copy of the resolutions duly and validly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, certified by the Secretary or an Assistant Secretary of Seller as being in full force and effect as of the Closing; (2) certified copies of the charter and bylaws of Seller as in full force and effect as of the Closing; (3) a certificate issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than thirty (30) days prior to the Closing, as to the good standing of the Seller in its state of incorporation; and (4) a certificate of the Secretary or an Assistant Secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement and any other documents delivered by Seller at Closing; and

(B) all of the Books and Records; and

(C) such other documents and instruments as the Buyer or its counsel may reasonably request; provided, however, that it is expressly acknowledged and agreed that opinions of counsel will not be required or requested.

The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects when made and at and as of the Closing Date;

(ii) the Buyer shall have performed and complied in all material respects with all of its covenants to be performed or complied with hereunder on or before the Closing;

(iii) the Buyer shall have procured all of the authorizations, third party consents and approvals required to be obtained by it pursuant to Section 4.1(b) hereof;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Buyer shall have entered into (A) the Assignment of Rockland Lease, (B) an assignment and assumption of each Proprietary Funds TA Agreement that is not fashioned as a Bundled Services Agreement, (C) a New Proprietary Funds TA Agreement with respect to each Proprietary Funds TA Agreement that is fashioned as a Bundled Services Agreement, (D) an Assignment of Contracts with respect to all Material Contracts except where the failure to assign a given Material Contract or Material Contracts will not have a Material Adverse Effect, (E) the License Agreement (F) a letter agreement setting forth the terms on which the Shared Resource will be made available and (G) the Sub-Contracts;

(vi) the Board of Directors/Trustees of the Federated Funds shall have duly authorized and approved the New TA Agreement and the Federated Funds shall have entered into the New TA Agreement;

(vii) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 5(b)(i) through (vi) is satisfied in all respects;

(viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(ix) Buyer shall have delivered to Seller the following:

(A) (1) copy of the resolutions duly and validly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, certified by the Secretary or an Assistant Secretary of Buyer as being in full force and effect as of the Closing; (2) certified copies of the charter and bylaws of Buyer as in full force and effect as of the Closing; (3) a certificate issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than thirty (30) days prior to the Closing, as to the good standing of the Buyer in its state of incorporation; and (4) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement and any other documents delivered by Buyer at Closing; and

(B) such other documents and instruments as the Seller or its counsel may reasonably request; provided, however, that it is expressly acknowledged and agreed that opinions of counsel will not be required or requested.

The Seller may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

ARTICLE VI

REMEDIES

6.1. Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect thereafter (subject to any applicable statutes of limitations) for the Period of Restriction except that the representations and warranties set forth in Sections 3.1(b) and (d), and 3.2(b) and (d) shall survive indefinitely.

6.2. Indemnification Provisions for Benefit of the Buyer.

(a) In the event the Seller breaches any of its representations and warranties contained herein, and provided that Buyer makes a written claim for indemnification against the Seller which, in the case of a breach by Seller of its representations and warranties as to which the Period of Restriction applies, is made within thirty (30) days following expiration of the Period of Restriction, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences which the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the Period of Restriction) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided however, that no such individual claim shall be for less than Five Thousand and no/100 Dollars ($5,000) (the “Deductible”) and further provided that once individual claims for less than Five Thousand and no/100 Dollars ($5,000) exceed, in the aggregate, Fifty Thousand Dollars ($50,000) (the “Deductible Limit”), Buyer shall be entitled to seek indemnification for any and all amounts in excess of such Deductible Limit, whether or not any individual claim thereafter exceeds the Deductible, up to the total amount of the Purchase Price.

(b) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may at any time suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach by Seller of its agreements and covenants contained herein, (ii) any and all Liabilities relating to periods prior to the Closing with respect to (A) the operation of the Business, (B) the Transfer Agency Assets or (C) the performance of services that are the subject of the Sub-Contracts, (iii) the Excluded Assets or Excluded Liabilities, and (iv) the provision of services, or enjoyment of benefits, under any Restricted Contract, the Sub-Contracts, or the use by BFDS of the Shared Resource, arising solely as a result of the failure to obtain any required consent.

6.3. Indemnification Provisions for Benefit of the Seller.

(a) In the event the Buyer breaches any of its representations and warranties contained herein, and the Seller makes a written claim for indemnification against the Buyer pursuant to Section 7.8 hereof which, in the case of an alleged breach by Buyer of its representations and warranties as to which the Period of Restriction applies, is made within thirty (30) days following expiration of the Period of Restriction, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of the Period of Restriction) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that no such individual claim shall be for less than the Deductible and further provided that once individual claims for less than the Deductible exceed the Deductible Limit, Seller shall be entitled to seek indemnification for any and all amounts in excess of such Deductible Limit, whether or not any individual claim thereafter exceeds the Deductible up to the total amount of the Purchase Price.

(b) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach by Buyer of its agreements and covenants contained herein, and (ii) any and all Liabilities relating to periods from and after the Closing with respect to (A) the operation of the Business, (B) the Transfer Agency Assets, or (C) the Sub-Contracts.

(c) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer arising out of, relating to, in the nature of or caused by, any action taken by the Buyer in connection with the hiring, termination or changing of the terms of employment of, or failing to offer employment to, any Federated TA Employees during the period commencing on the Closing Date and ending 61 days from the BFDS Hire Date. The provisions of Section 6.4 hereof shall apply with respect to any claim made against the Seller under this Section 6.3(c).

6.4. Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VI, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, subject to the limitations contained in Sections 6.2(a) and 6.3(a), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably); provided, however, that if the Indemnified Party withholds its consent hereunder, the liability of the Indemnifying Party with respect to such Claim shall thereafter be limited to the amount of the money damages contained in the offer of settlement as to which the Indemnified Party did not consent.

(d) In the event any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VI.

6.5. Exclusion of Incidental, Consequential Damages and Lost Profits. UNDER NO CIRCUMSTANCES, HOWEVER, SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO THE OTHER PARTY HEREUNDER, INCLUDING UNDER THIS ARTICLE VI, FOR LOST PROFITS OR FOR EXEMPLARY, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

6.6 Exclusive Remedy. Except with respect to matters for which injunctive or other equitable relief would be the appropriate remedy, the foregoing provisions of this Article VI set forth the exclusive remedy of the Parties with respect to any actual or alleged breach of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

7.2. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the

Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

(iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

(iv) the Seller may terminate this Agreement by giving written notice to the Buyer prior to Closing in the event the closing conditions set forth in Section 5.1(b) are not satisfied by July 31, 2004; and

(v) the Buyer may terminate this Agreement by giving written notice to the Seller prior to Closing in the event the closing conditions set forth in Section 5.1(a) are not satisfied by July 31, 2004.

(b) Effect of Termination. If the Parties terminate this Agreement pursuant to Section 7.2(a)(i) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions shall survive termination.

7.3. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

7.4. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

7.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

7.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.7. Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by a nationally recognized overnight carrier or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to Buyer:

Boston Financial Data Services, Inc.

2 Heritage Drive

North Quincy, MA 02171

Attn: Terry L. Metzger

(b)	If to Seller:

Federated Services Company

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attn: Thomas R. Donahue

With a copy to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

Attn: Timothy S. Johnson

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision.

7.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.12. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

7.14. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

7.15. Submission to Jurisdiction.

(a) Seller hereby agrees to bring any action or proceeding arising out of or relating to this Agreement in a state or federal court, as applicable, in Boston, Massachusetts. Seller agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Seller waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of Seller with respect thereto.

(b) Buyer hereby agrees to bring any action or proceeding arising out of or relating to this Agreement in a state or federal court, as applicable, in Pittsburgh, Pennsylvania. Buyer agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Buyer waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of Buyer with respect thereto.

7.16. Waiver of Jury Trial. EACH PARTY HERETO, ON BEHALF OF ITSELF AND ALL OF ITS AFFILIATES, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No Party to this Agreement shall seek, or permit any of its Affiliates to seek, a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek, or permit any of its Affiliates to seek, to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or ahs not been waived. THE PROVISIONS OF THIS SECTION 7.16 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 7.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Boston Financial Data Services, Inc.

By:	/s/ TERRY L. METZGER
Title:	Chief Operating Officer

State Street Bank and Trust Company

By:	/s/ JOSEPH L. HOOLEY
Title:	Executive Vice President

Federated Services Company

By:	/s/ THOMAS R. DONAHUE
Title:	Treasurer

EXHIBIT B

Assignment of Contracts

EXHIBIT C

Functional Matrix

EXHIBIT D

License Agreement

EXHIBIT E

New TA Agreement

EXHIBIT F

Assignment of Rockland Lease